Filed Pursuant to Rule 424(b)(3)
Registration No. 333-09875

PROSPECTUS SUPPLEMENT

MACK-CALI REALTY CORPORATION

93,458 SHARES OF
COMMON STOCK

We are a fully-integrated, self-administered, self-managed real estate investment trust (“REIT”) providing leasing, management, acquisition, development, construction and tenant-related services for our properties.  The persons listed as our selling stockholders in this prospectus supplement are offering and selling up to 93,458 shares of our common stock, par value $0.01 per share.  We may issue these shares of our common stock to such selling stockholders as payment of the cash redemption price of common units of limited partnership interest in Mack-Cali Realty, L.P., a Delaware limited partnership through which we conduct our real estate activities.  Common units are redeemable by the selling stockholders at their option, subject to certain restrictions, on the basis of one common unit for either one share of our common stock or cash equal to the fair market value of a share of our common stock at the time of the redemption.  All net proceeds from the sale of the shares of our common stock offered by this prospectus supplement will go to the selling stockholders.  We will not receive any proceeds from such sales.

The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices.  The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders.  We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our common stock is listed on The New York Stock Exchange and the NYSE Arca Exchange under the symbol “CLI.”  The closing price of our common stock as reported on The New York Stock Exchange on July 21, 2006 was $46.51 per share.

Investment in our common stock involves certain risks, including those described beginning on page 9 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.  You should consider such risk factors before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 26, 2006

We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus supplement in connection with the offer made by this prospectus supplement and, if given or made, you must not rely upon such information representations as having been authorized by us or the selling stockholders identified herein.  This prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus supplement in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus supplement nor any sale made under this prospectus supplement will, under any circumstances, create any implication that the information contained in this prospectus supplement is correct as of any time after the date of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

Forward-Looking Statements
Available Information
Incorporation of Certain Documents By Reference
About This Prospectus Supplement
Information About Us
Use of Proceeds
Selling Stockholders
Plan of Distribution
Description of Our Common Stock
Certain Provisions of Maryland Law and Our Charter and Bylaws
Experts
Legal Matters

Except as the context may otherwise require, all references to the “Company,” “we,” “us,” “our” and similar expressions in this prospectus supplement refer to Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities that we own or control.  All references to “Mack-Cali Realty, L.P.” or the “Operating Partnership” in this prospectus supplement include Mack-Cali Realty, L.P., a Delaware limited partnership, and any subsidiaries or other entities that it owns or controls.  All references in this prospectus supplement to “common stock” refer to our common stock, par value $0.01 per share.  All references in this prospectus supplement to “units” refer to the units of limited partnership interest in Mack-Cali Realty, L.P.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of such act. Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we

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might not even anticipate. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements.

Among the factors about which we have made assumptions are:

•                  changes in the general economic climate and conditions, including those affecting industries in which our principal tenants compete;

•                  the extent of any tenant bankruptcies or of any early lease terminations;

•                  our ability to lease or re-lease space at current or anticipated rents;

•                  changes in the supply of and demand for office, office/flex and industrial/warehouse properties;

•                  changes in interest rate levels;

•                  changes in operating costs;

•                  our ability to obtain adequate insurance, including coverage for terrorist acts;

•                  the availability of financing;

•                  changes in governmental regulation, tax rates and similar matters; and

•                  other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

For further information on factors which could impact us and the statements contained herein, see “Risk Factors” beginning on page 9 in our Annual Report on Form 10-K for the year ended December 31, 2005 for risks relating to investments in our securities. We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-3 (File No. 333-09875) with the Securities and Exchange Commission (the “SEC”) covering the securities offered by this prospectus supplement.  As permitted by the rules and regulations of the SEC, this prospectus supplement omits certain information, exhibits and undertakings contained in the registration statement.  For further information pertaining to the shares of our common stock offered by this prospectus supplement, reference is made to the registration statement, including the exhibits filed as a part thereof.  Statements contained in this prospectus supplement as to the contents of any contracts or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at

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100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. You also can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of these documents from the SEC’s website at http://www.sec.gov.  In addition, our common stock is listed on The New York Stock Exchange and the NYSE Arca Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.  In addition, copies of our annual, quarterly and current reports may be obtained from our website at http://www.mack-cali.com.  The information available on or through our website is not a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference into this Prospectus Supplement is considered to be part of this prospectus supplement, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)                                  Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2005;

(2)                                  Our Quarterly Report of Form 10-Q (File No. 1-13274) for the fiscal quarter ended March 31, 2006;

(3)                                  Our Current Reports on Form 8-K (file No. 1-13274) dated January 18, 2006, February 28, 2006, March 7, 2006, March 28, 2006, May 9, 2006 (as amended by the Current Report on Form 8-K/A filed on July 25, 2006), May 24, 2006, and July 14, 2006;

(4)                                  Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on May 24, 2006; and

(5)                                  The description of our common stock and the description of certain provisions of Maryland law contained in our Articles of Restatement dated June 11, 2001 and filed as Exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, in our Amended and Restated Bylaws dated June 10, 1999 and filed as Exhibit 3.2 to our Current Report on Form 8-K dated June 10, 1999, as subsequently amended by Amendment No. 1 thereto dated March 4, 2003 and filed as Exhibit 3.3 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, and any amendments or reports filed for the purpose of updating such descriptions.

You may request a copy of these filings (including exhibits to such filings that we have specifically incorporated by reference in such filings), at no cost, by writing or telephoning our executive offices at the following address: Mack-Cali Realty Corporation, Investor Relations Department, 11 Commerce Drive, Cranford, New Jersey 07016-3599, (908) 272-8000.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement, dated July 26, 2006 (this “Prospectus Supplement”), supplements our reoffer prospectus dated August 13, 1996 (the “Reoffer Prospectus”) that was filed as part of our Registration Statement on Form S-3, File No. 333-09875 (the “Registration Statement”), relating to the resale by certain stockholders (the “Selling Stockholders”) who may receive shares of our common stock, par value $0.01 per share (the “Common Stock”), that were previously offered by the Reoffer Prospectus or that will be offered by this Prospectus Supplement, in exchange for units of limited partnership interest (the “Common Units”) in Mack-Cali Realty, L.P.

This Prospectus Supplement presents certain information regarding the ownership of 93,458 shares of our Common Stock that may be acquired upon the redemption of 93,458 Common Units held by the Selling Stockholders.  The Registration Statement is being updated with this Prospectus Supplement to the reflect the transfer of all 93,458 Common Units held by M.B.M. Associates, the sole Selling Stockholder identified in the Reoffer Prospectus (“M.B.M.”), to an aggregate of five persons or entities (each, a “Transferee”) who are being added to this Prospectus Supplement as additional Selling Stockholders.  Each of the Transferees was a principal and beneficial owner of M.B.M. and received the Common Units as part of a distribution from M.B.M.  The shares to which this Prospectus Supplement relates reflects the total number of shares that may be sold by the Selling Stockholders under this Prospectus Supplement.  No additional securities are being registered hereby.

INFORMATION ABOUT US

We are a fully-integrated, self-administered and self-managed real estate investment trust, or “REIT.”  We own and operate a portfolio comprised predominately of Class A office and office/flex properties, as well as commercial real estate leasing, management, acquisition, development and construction businesses.  As of March 31, 2006, we owned or had interests in 277 properties, aggregating approximately 30.9 million square feet, plus developable land. Included in our portfolio are: (a) 266 wholly-owned or Company-controlled properties consisting of 169 office buildings and 97 office/flex buildings aggregating approximately 30.5 million square feet, six industrial/warehouse buildings totaling approximately 387,400 square feet, two stand-alone retail properties totaling approximately 17,300 square feet, and two land leases; and (b) one office building and one office/flex building aggregating approximately 538,000 square feet, and a 350-room hotel, which are owned by unconsolidated joint ventures in which the Company has investment interests.

We believe that our properties have excellent locations and access and that we effectively maintain and professionally manage them. As a result, we believe that our properties attract high quality tenants and achieve among the highest rental, occupancy and tenant retention rates within their markets. As of March 31, 2006, our consolidated portfolio of stabilized operating properties was approximately 90.4% leased. Percentage leased includes all leases in effect as of the period end date, some of which have commencement dates in the future(including, at March 31, 2006, a lease with commencement date substantially in the future consisting of 15,125 square feet scheduled to commence in 2009), and leases that expire at the period end date.  Leases that expired as of March 31, 2006 aggregate 95,861 square feet, or 0.3% of the net rentable square footage. Our properties are located in seven states, primarily in the Northeast, plus the District of Columbia.

Our shares of common stock are listed on The New York Stock Exchange and the NYSE Arca Exchange under the symbol “CLI.”  We have paid regular quarterly distributions on our common stock since we commenced operations as a REIT in 1994.  We intend to continue making regular quarterly distributions to the holders of our common stock.  Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

All of our interests in our properties are held by, and our operations are conducted through, Mack-Cali Realty, L.P., a Delaware limited partnership, or by entities controlled by Mack-Cali Realty, L.P.  We are the sole general partner of Mack-Cali Realty, L.P.  As of June 30, 2006, we were the beneficial owners of approximately 79.9 percent of the outstanding partnership interests of Mack-Cali Realty, L.P.

We are a Maryland corporation incorporated in 1994. Our executive offices are located at 11 Commerce Drive, Cranford, New Jersey 07016-3599, and our telephone number is (908) 272-8000.

USE OF PROCEEDS

We are registering the shares of Common Stock offered by this Prospectus Supplement for the account of the Selling Stockholders identified in the section of this Prospectus Supplement entitled “Selling Stockholders.”  All of the net proceeds from the sale of the Common Stock will go to the Selling Stockholders who offer and sell their shares of such stock.  We will not receive any part of the proceeds from the sale of such shares.

SELLING STOCKHOLDERS

The Selling Stockholders may receive shares of our Common Stock in exchange for 93,458 Common Units in Mack-Cali Realty, L.P., which Common Units were issued to M.B.M. in connection with our acquisition of an office building located in Bergen County, New Jersey in March 1995.

The information contained in the following table is as of March 31, 2006 and relates to the 93,458 shares of our Common Stock issuable upon the redemption of an equal number of Common Units under the Registration Statement which are outstanding as of that date.

	Number of		Number of
	Shares of		Shares of
	Common Stock	Number of	Common Stock
	Owned	Shares of Common	to Be
	Prior to	Stock Underlying	Owned After this
Name of Security Holder	Offering (1)	Common Units (2)	Offering (3)
Fair Lawn McBride Associates IV	46,729	46,729	0
Malvern C. Burroughs	22,197	22,197	0
Stanley Marcus	22,196	22,196	0
Colleen A. Ramm	1,168	1,168	0
Robert Pietrazk	1,168	1,168	0
TOTAL:	93,458	93,458	0

(1)             Includes outstanding shares of Common Stock and shares of Common Stock issuable upon the redemption of all Common Units beneficially owned by the Selling Stockholders regardless of whether such shares are offered by this Prospectus Supplement.

(2)             Includes all of the shares of Common Stock that may be issued upon redemption of Common Units offered under the Prospectus Supplement, but not any other shares of Common Stock, Common Units or any other series or class of preferred units beneficially owned by the Selling Stockholders.

(3)             Assumes all shares registered under this Prospectus Supplement will be sold.

Information concerning the Selling Stockholders may change from time to time and will be set forth in future supplements.  Accordingly, the number of shares of our Common Stock offered hereby may increase or decrease.  Full and complete copies of this Prospectus Supplement will be provided upon request.

If and when the Selling Stockholders sell all of their shares of Common Stock registered under this Prospectus Supplement, none of the Selling Stockholders will own more than one percent of our Common Stock at March 31, 2006.

PLAN OF DISTRIBUTION

The Selling Stockholders may resell under this Prospectus Supplement up to 93,458 shares of our Common Stock that have been issued to the Selling Stockholders. The Selling Stockholders may sell the shares from time to time and may also decide not to sell all the shares they are is permitted to sell under this Prospectus Supplement. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers.  Subject to the restrictions described in this Prospectus Supplement, the shares of our Common Stock being offered under this Prospectus Supplement may be sold from time to time by the Selling Stockholders in any of the following ways:

•                  our Common Stock may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell our Common Stock as agent but may position and resell the block as principal to facilitate the transaction.  Our Common Stock may be sold through dealers or agents or to dealers acting as market makers.  Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchase of our Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions);

•                  our Common Stock may be sold on any national securities exchange or quotation service on which our Common Stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•                  our Common Stock may be sold in private sales directly to purchasers.

To the extent required, this Prospectus Supplement may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise.  In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions.  The Selling Stockholders may enter into option or other transactions with broker-dealers, which require the delivery of shares to the broker-dealer.  The broker-dealer may then resell or otherwise transfer such shares pursuant to this Prospectus Supplement.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.  Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the Selling Stockholders may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any shares of the Selling Stockholders covered by this Prospectus Supplement which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus Supplement.

The shares may be sold by Selling Stockholdesr only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exception from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the Selling Stockholders.  We will make copies of this Prospectus Supplement available to the Selling Stockholders and have informed them of the need for delivery of copies of this Prospectus Supplement to purchasers at or prior to the time of any sale of the shares.

A Selling Stockholder may pledge or grant a security interest in some or all of the shares of Common Stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this Prospectus Supplement.

We will file a supplement to this Prospectus Supplement, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the Selling Stockholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•                  the name of the participating broker-dealer(s);

•                  the number of shares involved;

•                  the price at which such shares were sold;

•                  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus Supplement; and

•                  other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

DESCRIPTION OF OUR COMMON STOCK

General

We are authorized under our charter to issue 190,000,000 shares of our Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to stockholders for a vote.  Holders of Common Stock have no preemptive or cumulative voting rights.  At June 30, 2006, 62,360,388 shares of our Common Stock were issued and outstanding.  Our Common Stock currently is listed for trading on the New York Stock Exchange and the NYSE Arca Exchange under the symbol “CLI.”

All shares of Common Stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable.  We may pay dividends to the holders of our Common Stock if and when declared by our board of directors out of legally available funds.  We intend to continue to pay quarterly dividends on our Common Stock.  Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

Under Maryland law, stockholders generally are not liable for our debts or obligations.  If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of Common Stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P.  All shares of our Common Stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Ownership Limitations and Restrictions on Transfer

Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended, more than 9.8% of our issued and outstanding capital stock. In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control.

In order for us to maintain our REIT qualification under the Internal Revenue Code of 1986, as amended, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year.  To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended, more than 9.8% of our issued and outstanding capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status.

The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

If you beneficially own more than 5% of our outstanding capital stock, you must file a written response to our request for stock ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares of each class or series of stock you beneficially own and a description of how you hold the shares.  In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT.

These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Operating Partnership Agreement

The partnership agreement of Mack-Cali Realty, L.P. requires that the consent of the holders of at least 85 percent of Mack-Cali Realty, L.P.’s partnership units is required:

•                  to merge (or permit the merger of) Mack-Cali Realty, L.P. with another unrelated entity, unless Mack-Cali Realty, L.P. shall be the surviving entity in such merger;

•                  to dissolve, liquidate, or wind-up Mack-Cali Realty, L.P.; or

•                  to convey or otherwise transfer all or substantially all of the assets of Mack-Cali Realty, L.P.

                As of June 30, 2006, we, as general partner of Mack-Cali Realty, L.P., held approximately 79.9 percent of the outstanding partnership units of Mack-Cali Realty, L.P. Consequently, approval of any of the foregoing transactions would require the consent of some of the limited partners of Mack-Cali Realty, L.P.

The partnership agreement also contains provisions restricting us from engaging in a merger or sale of substantially all of our assets, unless such transaction was one where all of the limited partners received for each partnership unit, an amount of cash, securities, or other property equal to the number of shares of Common Stock into which such partnership unit is convertible multiplied by the greatest amount of cash, securities or other property paid to a holder of one share of Common Stock in consideration of one share of Common Stock.  However, if, in connection with a merger or sale of substantially all of our assets, a purchase, tender or exchange offer was made to all of the outstanding common stockholders, each partnership unit holder would receive the greatest amount of cash, securities, or other property which such partnership unit holder would have received had it exercised its redemption rights and received Common Stock in exchange for its partnership units immediately before such purchase, tender or exchange offer expires.

We may merge with another entity, without any of the restrictions identified in the immediately preceding paragraph, so long as each of the following requirements are satisfied:

•                  after a merger, substantially all of the assets owned by the surviving entity, other than partnership units we hold, are owned by Mack-Cali Realty, L.P. or another limited partnership or limited liability company which is the survivor of a merger with Mack-Cali Realty, L.P.;

•                  the limited partners own a percentage interest of the surviving partnership based on the fair market value of the net assets of Mack-Cali Realty, L.P. and the fair market value of the other net assets of the surviving partnership before the transaction;

•                  the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect before the transaction; and

•                  such rights of the limited partners include the right to exchange their interests in the surviving partnership for at least one of: (A) the consideration available to such limited partners, or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the Common Stock.

 Redemption Rights

Certain individuals who received Common Units in Mack-Cali Realty, L.P. have the right to have their Common Units redeemed for cash, based upon the fair market value of an equivalent number of shares of our Common Stock at the time of such redemption, or, at our election, shares of our Common Stock, on a one-for-one basis.  However, we may not pay for such redemption with shares of Common Stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in “Ownership Limitations and Restrictions on Transfer.” As of June 30, 2006, the limited partners of Mack-Cali Realty, L.P. owned 15,681,625 Common Units, which can be redeemed for an equal number of shares of our Common Stock.

Stockholder Rights Plan

On June 10, 1999, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred share purchase right for each outstanding share of Common Stock.  Each right entitles the holder, once the right becomes exercisable, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock.  We issued these rights on July 6, 1999 to each stockholder of record on such date, and these rights attach to shares of Common Stock subsequently issued.  The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors and could, therefore, have the effect of delaying or preventing someone from taking control of us, even if a change of control were in the best interest of our stockholders.

Holders of our preferred share purchase rights are generally entitled to purchase from us one one-thousandth of a share of Series A preferred stock at a price of $100.00, subject to adjustment as provided in the Stockholder Rights Agreement.  These preferred share purchase rights will generally be exercisable only if a person or group becomes the beneficial owner of 15 percent or more of our outstanding Common Stock or announces a tender offer for 15 percent or more of our outstanding Common Stock, excluding certain affiliated groups who may have been deemed to own 15 percent or more of our outstanding Common Stock as of the date such preferred share purchase rights were issued.  Each holder of a preferred share purchase right will have the right to receive, upon exercise, shares of our Common Stock having a market value equal to two times the purchase price paid for one one-thousandth of a share of

Series A preferred stock.  The preferred share purchase rights expire on July 6, 2009, unless we extend the expiration date or in certain limited circumstances, we redeem or exchange such rights prior to such date.

Transfer Agent

The transfer agent for our Common Stock is:

Computershare Trust Company, N.A.
P.O. Box 43069
Providence, Rhode Island 02940-3069
800-317-4445

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS

The following description is a summary of certain provisions of Maryland law and of our charter and bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by the provisions of our charter and bylaws which are incorporated by reference as exhibits to the registration statement of which this Prospectus Supplement is a part, and the Maryland General Corporation Law.

Board of Directors

Number; Vacancies.    Our bylaws provide that the number of our directors shall be established by our board of directors but shall never be less than the minimum number required by the Maryland General Corporation Law (which is not less than one), nor more than fifteen. We have also, in our bylaws, elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, to fill vacancies on the board regardless of the reason for such vacancies. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or our charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than until the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualify.

Classified Board.    Pursuant to our charter, the directors are divided into three classes. Each class of directors serves a staggered three-year term, such that the term of one class of directors expires each year. As the term of each class expires, stockholders will elect directors in that class for a term of three years. Our directors serve for the terms for which they are elected and until their successors are duly elected and qualified.

Removal of Directors.    Our charter provides that directors may be removed from office only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by our stockholders generally in the election of directors. Neither the Maryland General Corporation Law nor our charter define the term “cause.” As a result, removal for “cause” is subject to Maryland common law and to judicial interpretation and review in the context of the facts and circumstances of any particular situation.

The staggered terms of our directors, the requirements of cause and a substantial stockholder vote for removal of any of our directors, and the exclusive right of the remaining directors to fill vacancies on the board make it more difficult for a third party to gain control of our board of directors and may discourage offers to acquire us even when an acquisition may be in the best interest of our stockholders.

Maryland Business Combination Act

Under the Maryland Business Combination Act, unless an exemption applies, any “business combination” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder is prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations generally include mergers, consolidations, share exchanges, or, in circumstances specified in the statute, asset transfers or issuances or reclassifications of equity securities. An interested stockholder is defined as:

•                  any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding shares; or

•                  an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person otherwise would have become an interested stockholder.  In approving such a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between a Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•                  80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group; and

•                  two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has exempted from the Maryland Business Combination Act, business combinations between certain affiliated individuals and entities and us.  However, unless our board of directors adopts further exemptions, the provisions of the Maryland Business Combination Act will be applicable to business combinations between other persons and us.

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•                  one-tenth or more but less than one-third;

•                  one-third or more but less than a majority; or

•                  a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved.  The right of the corporation to redeem control shares is subject to certain conditions and limitations.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply to:

•                  shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•                  acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any acquisitions of shares by certain affiliated individuals and entities, any of our directors, officers or employees and any person approved by our board of directors prior to the acquisition by such person of control shares.  Any control shares acquired in a control share acquisition which are not exempt under the foregoing provision of our bylaws will be subject to the Maryland Control Share Acquisition Act.

Limitation of Liability and Indemnification of Directors and Officers

As permitted by the Maryland General Corporation Law, our charter contains a provision limiting the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law.  Under Maryland law, the liability of our directors and officers to us or our stockholders for money damages may be limited except to the extent that:

•                  it is proved that the director or officer actually received an improper benefit in money, property or services; or

•                  a judgment or other final adjudication was entered in a proceeding based on a finding that the director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

We are authorized under our charter, and obligated under our bylaws and existing indemnification agreements, to indemnify our present and former directors and officers against expense or liability in an action to the fullest extent permitted by Maryland law.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses they incur in connection with any proceeding to which they are a party because of their service as an officer, director or other similar capacity.  However, Maryland law prohibits indemnification if it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Also, under Maryland law, a Maryland corporation may not provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification, and then only for expenses.

We also maintain a policy of directors and officers liability insurance covering certain liabilities incurred by our directors and officers in connection with the performance of their duties.

The above indemnification provisions could operate to indemnify directors, officers or other persons who exert control over us against liabilities arising under the Securities Act.  Insofar as the above provisions may allow that type of indemnification, the SEC has informed us that, in their opinion, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Amendment of Charter and Bylaws

Our charter may generally be amended only if such amendment is declared advisable by our board of directors and approved by our stockholders by the affirmative vote of at least a majority of all votes entitled to be cast by our stockholders on the amendment.  However, any amendment to the provisions in our charter relating to the removal of directors requires approval by our stockholders by the affirmative vote of not less than two-thirds of all votes entitled to be cast.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Mergers, Share Exchanges, Transfers of Assets

Pursuant to our charter and Maryland law, with certain exceptions we cannot engage in a merger or consolidation, enter into a statutory share exchange in which we are not the surviving entity or sell all or substantially all of our assets, unless our board of directors adopts a resolution declaring the proposed transaction advisable, and the transaction is approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast.  In addition, the partnership agreement of Mack-Cali Realty, L.P. limits our ability to merge or sell substantially all of our assets under certain circumstances. See “Description of Common Stock — Operating Partnership Agreement.”

Dissolution of the Company

We may be dissolved only if the dissolution is declared advisable by a majority of the entire board of directors and approved by our stockholders by the affirmative vote of a majority of all votes entitled to be cast on the dissolution.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the board of directors and the proposal of business to be considered by stockholders may be made only:

•                  pursuant to our notice of the meeting;

•                  by, or at the direction of, the board of directors; or

•                  by any stockholder of the Company who was a stockholder of record both as of the time notice of such nomination or proposal of business is given by the stockholder as set forth in our bylaws and as of the time of the annual meeting in question, who is entitled to vote at such annual meeting and who complies with the advance notice procedures set forth in our bylaws.

Any stockholder who seeks to make such a nomination or to bring any matter before an annual meeting, or his representative, must be present in person at the annual meeting.

Anti-takeover Effect of Certain Provisions of Maryland Law, Our Charter, Bylaws and Stockholder Rights Plan

The Maryland Business Combination Act, the Maryland Control Share Acquisition Act, the advance notice provisions of our bylaws, the provisions of our charter on classification of our board of directors and removal of directors and certain other provisions of Maryland law and our charter and bylaws could delay, defer or prevent a transaction or our change in control which might involve a premium price for holders of shares of our capital stock or otherwise be in their best interest.  In addition, our stockholder rights plan may also prevent or diminish any such premium price for holders of shares of our capital stock or otherwise be in their best interest that would result from a transaction or our change in control.  See “Description of Common Stock — Stockholder Rights Plan.”

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Our counsel, Pryor Cashman Sherman & Flynn LLP, New York, New York, issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of Common Stock offered by this Prospectus Supplement.

93,458 Shares

MACK-CALI REALTY CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

July 26, 2006